UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 27, 2015

QLT Inc.

(Exact Name of Registrant as specified in its charter)

British Columbia, Canada	000-17082	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

887 Great Northern Way, Suite 250, Vancouver, B.C.

Canada, V5T 4T5

(Address of principal executive offices)

Registrant’s telephone number, including area code: (604) 707-7000

Not Applicable

(Registrant’s name or former address, if change since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously reported, on June 8, 2015, QLT Inc. (“QLT” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) among QLT, InSite Vision Incorporated, a Delaware corporation (“InSite Vision”) and Isotope Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of QLT (“AcquireCo”). The Merger Agreement provides for a business combination whereby AcquireCo will be merged with and into InSite Vision (the “Merger”).  As a result of the Merger, the separate corporate existence of AcquireCo will cease and InSite Vision will continue as the surviving corporation and an indirect wholly owned subsidiary of the Company.

On August 21, 2015, QLT issued a press release announcing that it had been advised by InSite Vision that the InSite Vision board of directors had determined that a previously announced unsolicited offer from a multi-national pharmaceutical company (the “Bidder”) to acquire all of the issued and outstanding shares of InSite Vision (the “Proposal”) constituted a “Company Superior Proposal” (as defined in the Merger Agreement) and that InSite intended, subject to QLT’s right to match the Proposal, to terminate the Merger Agreement and enter into an agreement with the Bidder to implement the Proposal.  Under the Merger Agreement, QLT had the option until 5:00 p.m. PDT on Wednesday, August 26, 2015, to negotiate a possible amendment to the terms of the Merger Agreement to match or exceed the Proposal.

On August 27, 2015, QLT issued a press release announcing that it has entered into an Amended and Restated Agreement and Plan of Merger (the “Amended Agreement”) among QLT, InSite Vision and AcquireCo.  The revised merger consideration included in the Amended Agreement will be payable in QLT common shares based on an exchange ratio equal to 0.078x of a QLT common share per share of InSite Vision common stock, subject to two adjustment mechanisms. First, the merger consideration will include a “collar” mechanism, which provides that the exchange ratio will be adjusted so that the value to be received per share of InSite Vision common stock will not be less than $0.25 nor greater than $0.30.  Second, the merger consideration will also cap the maximum number of QLT shares to be issued in connection with the merger at 19.9% of QLT’s total outstanding shares.  In the event the number of QLT shares to be issued in connection with the merger would otherwise exceed this 19.9% threshold, the remaining merger consideration otherwise owed to the shareholders of InSite Vision will be paid pro rata in cash.

The press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)              Exhibits

Number	Description

99.1	Press Release dated August 27, 2015

Important Information For Investors And Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the transactions referred to in this material, the Company has filed a registration statement on Form S-4 with the SEC containing a proxy statement of InSite Vision that also constitutes a preliminary prospectus of the Company. After the registration statement is declared effective InSite Vision will mail a definitive proxy statement/prospectus to stockholders of InSite Vision. This material is not a substitute for the proxy statement/prospectus or registration statement or for any other document that the Company or InSite Vision may file with the SEC and send to the Company’s and/or InSite Vision’s stockholders in connection with the proposed transactions. INVESTORS AND SECURITY HOLDERS OF QLT AND INSITE VISION ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  Investors and security holders will be able to obtain free copies of the proxy statement/prospectus (when available) and other documents filed with the SEC by the Company or InSite Vision through the website maintained by the SEC at http://www.sec.gov and, in the Company’s case, also on the System for Electronic Document Analysis Retrieval (“SEDAR”) website maintained by the Canadian Securities Administrators at www.sedar.com. QLT shareholders may also obtain these documents, free of charge, from the Company’s website at www.qltinc.com under the heading “Investors” and then under the heading “Proxy Circulars” or upon request directly to the Company to the attention of “QLT Investor Relations,” 887 Great Northern Way, Suite 250, Vancouver, British Columbia, Canada, V5T 4T5.  Copies of the documents filed with the SEC by InSite Vision are available free of charge on InSite Vision’s website at www.InSiteVision.com or by contacting InSite Vision at 510-747-1220.

QLT and InSite Vision and certain of their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC. Information about the directors and executive officers of QLT is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 26, 2015. Information about the directors and executive officers of InSite Vision is set forth in its Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 18, 2015. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, have been included in the proxy statement and other relevant materials filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QLT INC.

By:	/s/ Geoffrey Cox
Name:	Geoffrey Cox
Title:	Interim Chief Executive Officer

Date: August 27, 2015